UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2014

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

First Amendment to Revolving Credit Agreement

On August 26, 2014, SunPower Corporation (“SunPower”) and its subsidiaries SunPower Corporation, Systems; SunPower North America LLC; and SunPower Capital, LLC entered into the First Amendment (the “Amendment”) to the Revolving Credit Agreement with Credit Agricole Corporate and Investment Bank, as “Administrative Agent,” and the other lenders party thereto, dated as of July 3, 2013 (as amended from time to time, the “Agreement”).

The Amendment extends the maturity date of the Agreement from July 3, 2016 to August 26, 2019. The Amendment also revises the definition of “EBITDA,” which, among other things, is used in connection with calculating certain financial covenants in the Agreement. The revised definition of EBITDA includes amounts from certain utility and commercial transactions whereby SunPower or a subsidiary receives cash proceeds from the direct or indirect sale of a portion of its interests in a project entity to a non-affiliate (as defined in the Agreement), which proceeds might otherwise be required to be deferred under applicable U.S. GAAP rules.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
First Amendment to Revolving Credit Agreement, dated August 26, 2014, by and among SunPower Corporation, its subsidiaries SunPower Corporation, Systems; SunPower North America LLC; and SunPower Capital, LLC, and Credit Agricole Corporate and Investment Bank and the other lenders party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

August 28, 2014	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
First Amendment to Revolving Credit Agreement, dated August 26, 2014, by and among SunPower Corporation, its subsidiaries SunPower Corporation, Systems; SunPower North America LLC; and SunPower Capital, LLC, and Credit Agricole Corporate and Investment Bank and the other lenders party thereto.